Smart Sand, Inc. Announces First Quarter 2022 Results
•1Q 2022 revenue of $41.6 million
•1Q 2022 total tons sold of approximately 852,000
•2Q 2022 total tons sold expected to be up at least 25% over Q1 2022 results

THE WOODLANDS, Texas, May 11, 2022 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated sand supply and services company, a low-cost producer of high quality Northern White frac sand and provider of industrial product solutions and proppant logistics solutions through both its in-basin transloading terminal and SmartSystemsTM products and services, today announced results for the first quarter 2022.
Charles Young, Smart Sand’s Chief Executive Officer, stated “While we faced operational and logistical challenges due to weather and rail supply chain issues during the quarter, we were able to deliver solid sales volumes of 852,000 tons, which were in line with our fourth quarter 2021 results. We ended the quarter strong with our March sales volumes equaling approximately 43% of total sales volumes in the quarter. Market activity continues to improve. We currently expect our sales volumes to be up at least 25% in the second quarter from first quarter levels. Revenue, net loss, contribution margin and adjusted EBITDA improved compared to fourth quarter 2021 results and we expect this trend to continue. We will continue to stay focused on increasing the utilization of our asset base, managing our operating costs and improving our operating and financial results.”

First Quarter 2022 Results
Revenues were $41.6 million in the first quarter of 2022, compared to $35.1 million in the fourth quarter of 2021 and $27.5 million in the first quarter of 2021. Revenues increased in the first quarter, compared to the fourth quarter of 2021, primarily due to higher sand sales revenues resulting from higher in-basin sales volumes, higher shortfall revenue and a higher average sales price for our sand. The increase in revenue in the first quarter of 2022, as compared to the first quarter of 2021, was primarily due to an increase in total volumes sold and higher average sales price for our sand.
Gross profit was $(2.0) million in the first quarter of 2022, compared to $(6.5) million in the fourth quarter of 2021 and $(5.0) million in the first quarter of 2021. Gross profit improved in the first quarter of 2022 compared to the fourth quarter of 2021 primarily due to higher average sales price of our sand relative to the cost to produce and deliver products to our customers. Gross profit increased in the first quarter of 2022 compared to the same period in 2021 primarily due to higher sales volumes, higher average sales price of our sand relative to the cost to produce and deliver products to our customers and increased efficiencies that come with producing higher volumes of sand.
Net cash used in operating activities was $(8.7) million in the first quarter of 2022, compared to net cash used in operating activities of $(5.1) million in the fourth quarter of 2021 and net cash provided by operating activities of $3.9 million in the first quarter of 2021. Higher net cash used in operating activities in the first quarter of 2022 compared to the fourth quarter of 2021 was primarily due to a higher volume of sales occurring late in the first quarter of 2022 which were not converted to cash before the period end, leading to an increase in working capital at the end of the first quarter of 2022. Net cash used in operating activities was higher in the first quarter of 2022 compared to the net cash provided by operating activities in the same period in 2021 primarily due to a increase in accounts receivable, prepaid expenses and other assets, and a decrease in accounts payable.
Tons sold were approximately 852,000 in the first quarter of 2022, compared to approximately 872,000 tons in the fourth quarter of 2021 and 760,000 tons in the first quarter of 2021, a decrease of 2% and increase of 12%, respectively. Sales volumes were down slightly sequentially due primarily to weather and logistical issues the Company experienced early in the first quarter and were up year-over-year primarily due to increased market activity. We expect the market to continue to improve in 2022.

For the first quarter of 2022, the Company had a net loss of $5.9 million, or $(0.14) per basic and diluted share, compared to a net loss of $12.2 million, or $(0.29) per basic and diluted share, for the fourth quarter of 2021 and a net loss of $3.9 million, or $(0.09) per basic and diluted share, for the first quarter of 2021. The improvement in the net loss in the first quarter of 2022 compared to the fourth quarter of 2021 was primarily due to higher average sales prices on our sand and lower operating expenses due to higher wages in the fourth quarter related to, among other things, variable compensation expense. The prior quarter also included a $2.2 million impairment due to estimated waste product in inventory at year-end. The increase in net loss year-over-year was primarily due to discrete income items that created a lower tax benefit in the first quarter of 2022 relative to the prior period, partially offset by improved gross profit due to higher sales volumes and higher pricing in the current quarter compared to the same period a year ago.
Contribution margin was $4.3 million, or $4.99 per ton sold, for the first quarter of 2022 compared to $1.9 million, or $2.18 per ton sold for the fourth quarter of 2021, and $1.0 million, or $1.36 per ton sold, for the first quarter of 2021. The increase in contribution margin and contribution margin per ton in the first quarter of 2022 compared to the fourth quarter of 2021 was primarily due to higher average prices on sand sold. The increase in contribution margin and contribution margin per ton in the first quarter of 2022 compared to the same period in the prior year was due primarily to higher sales volumes and higher average sales prices.
Adjusted EBITDA was $(1.9) million for the first quarter of 2022, compared to $(4.5) million for the fourth quarter of 2021 and $(3.5) million for the first quarter of 2021. The improvement in Adjusted EBITDA in the first quarter of 2022 compared to the prior quarter was primarily due to higher average prices on sand sold. The improvement in Adjusted EBITDA in the first quarter of 2022 compared to the same period in 2021 was primarily due to higher sales volumes and higher average sales prices of our sand.
Free cash flow was $(19.0) million for the first quarter of 2022, with net use of $8.7 million from operating activities, driven primarily by a 45% increase in accounts receivable, $3.8 million on investments in capital improvements and approximately $6.5 million related to the acquisition of the Blair facility.
Liquidity
Our primary sources of liquidity are cash on hand, cash flow generated from operations and available borrowings under our ABL Credit Facility. As of March 31, 2022, cash on hand was $4.7 million and we had $16.9 million in undrawn availability on our ABL Credit Facility, with no borrowings outstanding. For the three months ended March 31, 2022, we had approximately $10.3 million in capital expenditures, including approximately $6.5 million related to the acquisition of the Blair facility. We currently estimate that full year 2022 capital and acquisition expenditures, including amounts relating to the acquisition of the Blair facility, will be between $25.0 million and $30.0 million, with capital expenditures for the remainder of 2022 primarily being used to support efficiency projects at our Oakdale and Utica facilities. We continue to remain focused on maintaining a strong balance sheet and low leverage, as evidenced by our repayment of approximately $1.8 million in debt during the first quarter of 2022.
Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors on May 12, 2022 at 10:00 a.m. Eastern Time to discuss its first quarter 2022 financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the “Investors” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (888) 799-5165 or, for international callers, (478) 219-0056. The passcode for the call is 8748066. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or, for international callers, (404) 537-3406. The conference ID for the replay is 8748066.
Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our Company’s current expectations about our future results, including our Company’s expectations regarding future sales. We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions. Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, continued effects of the global pandemic, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 8, 2022, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed by the Company with the SEC on May 11, 2022.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.
About Smart Sand
We are a fully integrated sand supply and services company, offering complete mine to wellsite proppant and logistic solutions to our customers. We produce low-cost, high quality Northern White sand, which is a premium proppant used to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. Our sand is also a high-quality product used in a variety of industrial applications including glass, foundry, building products, filtration, geothermal, renewables, ceramics, turf & landscaping, retail, recreation and more. We also offer logistics solutions to our customers through our in-basin transloading terminals and our SmartSystems wellsite storage capabilities. We own and operate premium sand mines and related processing facilities in Wisconsin and Illinois, which have access to four Class I rail lines, allowing us to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

SMART SAND, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Revenues:
Sand sales revenue	$38,289	$34,111	$23,147
Shortfall revenue	1,915	—	1,741
Logistics revenue	1,401	969	2,562
Total revenue	41,605	35,080	27,450
Cost of goods sold	43,586	39,432	32,427
Impairment loss	—	2,170	—
Gross profit	(1,981)	(6,522)	(4,977)
Operating expenses:
Salaries, benefits and payroll taxes	3,392	4,108	2,375
Depreciation and amortization	527	490	561
Selling, general and administrative	4,048	3,873	3,154
Total operating expenses	7,967	8,471	6,090
Operating loss	(9,948)	(14,993)	(11,067)
Other income (expenses):
Interest expense, net	(427)	(452)	(547)
Other income	212	316	198
Total other expenses, net	(215)	(136)	(349)
Loss before income tax benefit	(10,163)	(15,129)	(11,416)
Income tax benefit	(4,240)	(2,896)	(7,504)
Net loss	$(5,923)	$(12,233)	$(3,912)
Net loss per common share:
Basic	$(0.14)	$(0.29)	$(0.09)
Diluted	$(0.14)	$(0.29)	$(0.09)
Weighted-average number of common shares:
Basic	42,087	41,869	41,629
Diluted	42,087	41,869	41,629

SMART SAND, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2022	December 31, 2021
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$4,698	$25,588
Accounts receivable	26,661	17,481
Unbilled receivables	1,515	1,884
Inventory	13,583	15,024
Prepaid expenses and other current assets	9,668	13,886
Total current assets	56,125	73,863
Property, plant and equipment, net	273,312	262,465
Operating lease right-of-use assets	29,506	29,828
Intangible assets, net	7,263	7,461
Other assets	364	402
Total assets	$366,570	$374,019
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,534	$8,479
Accrued expenses and other liabilities	12,599	14,073
Deferred revenue, current	11,470	9,842
Long-term debt, net, current	7,171	7,127
Operating lease liabilities, current	9,426	9,029
Total current liabilities	48,200	48,550
Deferred revenue, net	3,627	6,428
Long-term debt, net	13,258	15,353
Operating lease liabilities, long-term	22,576	23,690
Deferred tax liabilities, long-term, net	18,259	22,434
Asset retirement obligation	24,626	16,155
Other non-current liabilities	42	249
Total liabilities	130,588	132,859
Commitments and contingencies
Stockholders’ equity
Common stock	42	42
Treasury stock	(4,662)	(4,535)
Additional paid-in capital	175,342	174,486
Retained earnings	64,670	70,593
Accumulated other comprehensive (loss) income	590	574
Total stockholders’ equity	235,982	241,160
Total liabilities and stockholders’ equity	$366,570	$374,019

SMART SAND, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Operating activities:
Net loss	$(5,923)	$(12,233)	$(3,912)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligation	6,568	6,371	6,375
Impairment loss	—	2,170	—
Amortization of intangible assets	199	199	198
Loss (gain) on disposal of assets	—	332	2
Amortization of deferred financing cost	26	26	26
Accretion of debt discount	47	43	47
Deferred income taxes	(4,175)	(3,004)	(7,691)
Stock-based compensation	826	1,030	678
Employee stock purchase plan compensation	5	10	7
Changes in assets and liabilities:
Accounts receivable	(5,411)	(1,892)	3,062
Unbilled receivables	(3,399)	(898)	(88)
Inventories	1,441	(1,813)	1,590
Prepaid expenses and other assets	3,835	2,637	1,140
Deferred revenue	(1,173)	(179)	2,191
Accounts payable	(193)	2,944	1,332
Accrued and other expenses	(1,335)	(848)	(1,043)
Net cash (used in) provided by operating activities	(8,662)	(5,105)	3,914
Investing activities:
Acquisition of Blair facility	(6,547)	—	—
Purchases of property, plant and equipment	(3,768)	(4,244)	(2,213)
Proceeds from disposal of assets	—	—	(2)
Net cash used in investing activities	(10,315)	(4,244)	(2,215)
Financing activities:
Repayments of notes payable	(1,776)	(1,602)	(1,672)
Payments under equipment financing obligations	(35)	(31)	(31)
Proceeds from equity issuance	25	—	17
Purchase of treasury stock	(127)	(108)	(141)
Net cash used in financing activities	(1,913)	(1,741)	(2,007)
Net increase in cash and cash equivalents	(20,890)	(11,090)	(308)
Cash and cash equivalents at beginning of period	25,588	36,678	11,725
Cash and cash equivalents at end of period	$4,698	$25,588	$11,417

Non-GAAP Financial Measures
Contribution Margin

We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure its financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the Company’s business such as accounting, human resources, information technology, legal, sales and other administrative activities.
Historically, we have reported production costs and production cost per ton as non-GAAP financial measures. As we expand our logistics activities and continue to sell sand closer to the wellhead, our sand production costs will only be a portion of our overall cost structure.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of contribution margin to gross profit.

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(in thousands, except per ton amounts)
Revenue	$41,605	$35,080	$27,450
Cost of goods sold	43,586	39,432	$32,427
Gross profit	(1,981)	(4,352)	(4,977)
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	6,231	6,249	6,013
Contribution margin	$4,250	$1,897	$1,036
Contribution margin per ton	$4.99	$2.18	$1.36
Total tons sold	852	872	760

EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit); (iii) interest expense; and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations and other acquisition and development costs; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures;
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and

•our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the ABL Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated.
The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(in thousands)
Net loss	$(5,923)	$(12,233)	$(3,912)
Depreciation, depletion and amortization	6,568	6,554	6,460
Income tax benefit	(4,240)	(2,896)	(7,504)
Interest expense	434	460	555
Franchise taxes	60	53	98
EBITDA	$(3,101)	$(8,062)	$(4,303)
(Loss) gain on sale of fixed assets	—	332	2
Equity compensation(1)	674	883	685
Acquisition and development costs	337	11	23
Non-cash impairment loss	—	2,170	—
Accretion of asset retirement obligations	190	182	114
Adjusted EBITDA	$(1,900)	$(4,484)	$(3,479)
Non-cash impairment loss
(1)    Represents the non-cash expenses for stock-based awards issued to our employees and employee stock purchase plan compensation expense.
_________________________

Free Cash Flow
Free cash flow, which we define as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors and commercial banks, to measure the liquidity of our business.

Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flows may be defined differently by other companies in our industry, our definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of free cash flow to net cash provided by operating activities.

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(in thousands)
Net cash (used in) provided by operating activities	$(8,662)	$(5,105)	$3,914
Acquisition of Blair facility	(6,547)	$—	$—
Purchases of property, plant and equipment	(3,768)	(4,244)	(2,213)
Free cash flow	$(18,977)	$(9,349)	$1,701

Investor Contacts:

Josh Jayne	Lee Beckelman
Director of Finance, Treasurer	Chief Financial Officer
(281) 231-2660	(281) 231-2660
jjayne@smartsand.com	lbeckelman@smartsand.com